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                                                                    EXHIBIT 99.1
PRESS RELEASE


Contact: Mike McShane (713) 462-4239
                                                           [BJ SERVICES LOGO]
                                                         5500 N.W. Central Drive
                                                          Houston, Texas 77092
Release: Immediately


             BJ SERVICES AND THE WESTERN COMPANY OF NORTH AMERICA
                               COMPLETE MERGER


Houston, Texas, April 13, 1995 - BJ Services Company (BJS-NYSE, CBOE) and The Western Company of North America (WSN-NYSE) completed their merger in a transaction valued at approximately $519 million.

Stockholders of both companies approved merger-related proposals at meetings held today. As of the close of trading on April 13, 1995, Western Common Stock is no longer transferable and will cease trading on the New York Stock Exchange. Stockholders of Western will receive at their election and subject to proration procedures, either $20 in cash or 1.0028 shares of BJ Services common stock plus in either case .2 warrants to purchase BJ Services common stock for each share of Western stock.

Based upon elections received as of April 11, 1995, which was the deadline for exercising the election, 91.6% of Western's shares elected for an exchange into BJ Services common stock. These election results are preliminary and a final proration will be completed on or about April 26, 1995. The proration procedures will result in BJ Services paying (excluding the warrants) approximately 50% of the merger consideration in cash and approximately 50% in BJ Services common stock.

Chairman and Chief Executive Officer J.W. Stewart commented "We are pleased to have completed this transaction with the overwhelming support of the shareholders of both BJ Services and The Western Company. We are already well on our way with the combination effort and expect to continue to meet the milestones of our combination plan. The strengths of these two companies are extremely complementary and the combined company will be a significantly more efficient and capable provider of services to the oil and gas industry."

BJ Services Company is a leading provider of pressure pumping and related services to the petroleum industry.


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             (NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)